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                                                          RULE NO. 424 (b) (3)
                                                    REGISTRATION NO. 333-20923


PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 12, 1997)

                                1,590,833 SHARES

                             PHOENIX NETWORK, INC.

                                  COMMON STOCK
                         (PAR VALUE $0.001 PER SHARE)

                                  THE COMPANY

RECENT DEVELOPMENTS

       Phoenix Network, Inc. ("Phoenix" or the "Company") has entered into a letter of intent, dated April 21, 1997, to merge with US ONE Communications Corp. (collectively with its subsidiaries, "US One"), with the Company as the surviving entity. See the Company's Current Report on Form 8-K, as filed with the SEC on April 25, 1997, which is incorporated in the Prospectus and herein by reference. As a result, the Company is providing this Prospectus Supplement which, in addition to the information provided above, presents updated and supplemented Risk Factors which supersede and replace the Risk Factors included in the Prospectus dated February 12, 1997.

                                  RISK FACTORS

       In evaluating Phoenix's business, prospective investors should consider carefully the following risk factors in addition to the other information contained or incorporated by reference in this Prospectus.

       This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below as well as those discussed in reports filed with the SEC by Phoenix.

       Negative Cash Flow From Operations. For the years ended December 31, 1995 and 1996, the Company's consolidated loss before interest expense, income taxes, depreciation and amortization, loss on abandonment of fixed assets, aborted bond offering expenses and relocation expense was $148,000 and $5.1 million, respectively. The Company's ability to achieve positive cash flow from operations will be dependent primarily upon the successful implementation of the Company's business strategy, which relies largely upon the Company's ability to increase cash flow through acquisitions and decrease average line costs through deployment and loading of a nation-wide long distance network system (the "Network"), consisting of switching equipment in major metropolitan areas and transmission facilities between these switches. Other factors which are beyond the control of the Company, such as the future actions of competitors and regulators, may also affect the Company's realization of the benefits of its business strategy. There can be no assurance that the Company will be successful in improving its cash flow.

       History of Operating Losses. Phoenix sustained operating losses of $1.9 million, $1.4 million and $12.3 million in the years ended December 31, 1993, 1995 and 1996, respectively, and operating income of only $2,000 for the year ended December 31, 1994. Phoenix expects to continue to incur operating losses for the foreseeable future due to the high amortization of goodwill charges resulting from acquisitions and other factors. To finance its operations, Phoenix has a line of credit facility of up to $10.0 million under the Amended and Restated Loan and Security Agreement with Foothill Capital Corporation (the "Credit Facility") and may incur additional indebtedness from time to time subject to restrictions in the Credit Facility. If Phoenix cannot achieve operating profitability, it may have difficulty in attracting equity capital or other financing, and the value of its Common Stock may be adversely affected, which may limit the ability of Phoenix to use its Common Stock to make future acquisitions. This, in turn, could negatively affect Phoenix's ability to successfully implement its business strategy.

       Possible Volatility of Stock Price. The market price of Phoenix's Common Stock has, in the past, fluctuated substantially over time and may in the future be highly volatile. Factors such as the announcements of rate changes for various carriers and/or vendors, including US One and Comdisco Network Services, a division of Comdisco, Inc.

("Comdisco"), technological innovation or new products or service offerings by Phoenix or its competitors, as well as market conditions in the telecommunications industry generally and variations in Phoenix's operating results, could cause the market price of Phoenix's Common Stock to fluctuate substantially. Because the public float for Phoenix's Common Stock is small, additional volatility may be experienced.

       Substantial Leverage. The Company may incur up to $10.0 million of indebtedness under the Credit Facility and may incur additional indebtedness from time to time subject to restrictions in the Credit Facility. The level of the Company's indebtedness could have adverse consequences, including the effect of such indebtedness on (i) the Company's ability to fund internally, or obtain additional debt or equity financing in the future for, acquisitions, working capital, operating losses, capital expenditures and other purposes;
(ii) the Company's flexibility in planning for or reacting to changes in its business and market conditions; (iii) the Company's flexibility to compete with less highly leveraged competitors, particularly in the area of price competition and (iv) the Company's financial vulnerability in the event of a downturn in its business or the general economy.

       The Company's ability to satisfy its debt obligations will depend upon its future operating performance, which will be affected by the successful implementation of its business strategy and financial, business and other factors, certain of which are beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be required to sell assets, obtain additional equity capital, restructure its debt and/or reduce or delay capital expenditures. In such event, the Company could face substantial liquidity problems, and there can be no assurance as to the success of such measures or the proceeds which the Company could realize therefrom.

       Competition. The telecommunications services industry is highly competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. It is characterized by low barriers to entry (e.g., the major facilities-based carriers' bulk rate tariffs are available to a wide range of potential market entrants), intense competition for customers and high customer churn rates. Competition on the basis of price, service offerings, and customer service is expected to increase in the future.

       Furthermore, the Telecommunications Act of 1996 (the "1996 Act") can be expected to increase competition in the domestic long distance market as the Regional Bell Operating Companies ("RBOCs") begin providing both in-region and out-of-region long distance service. The RBOCs may build their own national networks, resell telecommunications services of others, lease facilities from others or acquire smaller domestic long distance service providers. To the extent that the RBOCs enter the domestic long distance market by acquiring other long distance providers, the domestic long distance service industry may consolidate.

       Certain of Phoenix's competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks than Phoenix, control transmission lines and have long-standing relationships with Phoenix's target customers. Phoenix competes with the same facilities-based carriers from whom Phoenix procures bulk-rate services. Certain of Phoenix's competitors are able to provide services comparable to or more extensive than Phoenix's at rates competitive with Phoenix's rates. Additionally, Phoenix's strategy of deploying and loading a network can be replicated by some of its competitors.

       Phoenix competes with the principal long distance carriers, AT&T Corporation ("AT&T"), MCI Communications Corp. ("MCI"), and Sprint Corporation ("Sprint") as well as with other major providers of long distance services, including Frontier Communications (a subsidiary of Frontier Corporation), and LDDS/WorldCom, Inc. and its subsidiaries, including WilTel ("LDDS/WorldCom"). Additionally, as a result of Congress' recent enactment of the 1996 Act, the nation's largest local telephone companies (i.e., the RBOCs) and the General Telephone and Electronics operating companies (collectively "GTE"), energy utilities, cable television companies, competitive local exchange carriers ("CLECs") such as MFS Communications Company, Inc., and other entities will also be allowed to provide long distance service in the near future subject to various regulatory requirements and safeguards. An increase in such competition could have a material adverse effect on Phoenix's business, financial condition and results of operations, including higher customer attrition.





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       There can be no assurance that Phoenix will be able to compete successfully in the future. Phoenix intends to compete in the long distance market and in the local market on the basis of price, service offerings and customer service. Phoenix's ability to compete on the basis of price is dependent on its ability to implement its Network and secure volume-discount pricing from vendor carriers and wholesale local access and local dial tone providers. The same volume-discount pricing that Phoenix utilizes is available to current and potential competitors, and current and potential competitors could lease or build networks in order to lower line costs. Phoenix does not have proprietary contractual arrangements in this regard. As a result, there are no substantial barriers to the entry of additional competitors into the field. Furthermore, to the extent such competitors acquire or develop facilities-based long distance and/or local dial tone networks, such competitors may be able to offer rates as low as or lower than those available from Phoenix.

       Phoenix's competitors may reduce rates or offer incentives to existing and potential customers of Phoenix, whether caused by general competitive pressures or the entry of the RBOCs, GTE and other local exchange carriers ("LECs") into the long distance market. Phoenix has historically attracted customers by pricing its services at a discount to the basic "1 plus" rates offered by AT&T, MCI and Sprint. These and other large long distance providers are offering an increasing number of flat rate and other rate plans in addition to basic service, and these plans are likely to result in a reduction in the number of long distance customers using basic "1 plus" rates. Because Phoenix believes that to maintain its competitive position it must be able to reduce its prices in order to maintain its relative price position in the market, a decrease in the rates charged by others for long distance services could have a material adverse effect on Phoenix's business, results of operations and financial condition.

       In addition, in certain instances LECs have been afforded a degree of pricing flexibility in differentiating among markets and carriers in setting access charges and other rates in areas where adequate competition has emerged. As LECs become free to set rates and to provide discounts to high-volume customers, the ability of competitors that are substantially larger than Phoenix to obtain volume discounts for access and termination charges could adversely affect Phoenix by reducing the operating costs of its larger competitors relative to those of Phoenix. In particular, it is expected that the largest players in the long distance market, such as AT&T, MCI, Sprint and LDDS/WorldCom will be able to guarantee substantially larger volumes to LECs than will Phoenix. As deregulation of the local exchange market occurs, LECs may be willing to grant large interexchange carriers ("IXCs") significant discounts in return for guarantees of volume. There can be no assurance that Phoenix will be able to obtain similar discounts.

       Phoenix intends to commence offering local dial tone service in 1997. Phoenix expects to face intense competition from the RBOCs, which are the principal current providers of local dial tone services, and from other telecommunications services providers, including other long distance providers, who may also enter the market.

       Possible Merger with US One; Need for Additional Capital. Phoenix has entered into a letter of intent to merge with US One, with Phoenix as the surviving entity. See the Company's Current Report on Form 8-K, as filed with the SEC on April 25, 1997, and the exhibits thereto. Stockholders of Phoenix prior to the merger with US One (the "Merger") would own approximately 50% of the surviving entity following the Merger. Accordingly, stockholders of Phoenix would experience substantial dilution as to percentage ownership of the surviving entity and may experience dilution as to share value.

       The Merger, if consummated, will represent a strategic shift for the Company, as the Company's Network would then consist primarily of owned switches (most of which would be acquired in the Merger) and leased transmission facilities. Originally, the Company had intended to deploy the Network relying primarily on switching equipment leased from US One, together with leased transmission facilities. Further, the Company presently anticipates that, following the Merger, it may resell on a limited basis wholesale long distance and local dial tone products in addition to offering its own retail products. There can be no assurance that the Merger will be consummated, or that US One can be effectively and profitably integrated into Phoenix.

       Owning US One's switches, proprietary software and other assets would substantially increase the Company's need for capital. To raise additional required capital and to fund expenses of the Merger, Phoenix may incur additional indebtedness to banks and other financial institutions and may issue, in public or private transactions, equity and debt





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securities.  If additional funds are raised by issuing equity securities, additional dilution to Phoenix stockholders may result. The availability and terms of any such financing will depend on market and other conditions, and there can be no assurance that the Company will be able to generate or raise sufficient capital on terms acceptable to it to enable the Company to implement its post-Merger business plan or pursue additional revenue opportunities.

       Furthermore, consummation of the Merger would subject the Company and its stockholders to substantial additional risk factors associated with the operation of US One's businesses and the implementation of US One's business strategy. Although the Merger is intended to enhance Phoenix's long-term profitability, the Merger may negatively impact Phoenix's operating results, particularly during the periods immediately following consummation thereof.

       US One was founded in 1994 and has no significant operating history. Therefore, investors have limited financial information upon which to base an evaluation of US One, and consequently, the Merger. Additionally, US One is subject to all the risks inherent in the establishment of a new business enterprise. US One, and the Company following the Merger, intend to use untested approaches to market positioning in the telecommunications industry and new configurations of existing technologies. There can be no assurance that such approaches will be effective or that such configurations will function as anticipated.

       Possible Acquisitions; Need for Additional Capital. As part of its growth strategy, Phoenix intends to pursue acquisitions of companies that could add profitable products or customer bases. With respect to any future acquisition, there can be no assurance that Phoenix will be able to locate or acquire suitable acquisition candidates, or that any companies or customer bases which are acquired can be effectively and profitably integrated into Phoenix. The success of Phoenix's acquisition strategy is dependent on a number of factors, many of which are not in Phoenix's control, including (i) Phoenix's ability to identify attractive acquisition candidates; (ii) Phoenix's ability to negotiate terms for such acquisitions that are favorable to Phoenix;
(iii) the timely completion of any agreed upon acquisitions; (iv) the successful integration of the acquired businesses into Phoenix's existing business; and (v) the ability of Phoenix to retain the acquired customers and sales personnel after completion of the acquisition. The ability of Phoenix to transmit the long distance calls of customers of acquired businesses on Phoenix's Network may be affected by the terms of existing agreements of such acquired businesses with facilities-based carriers, which could limit the economic benefit of the migration of this traffic volume to the Network while such agreements are in effect. While Phoenix believes it can acquire companies at favorable prices, there can be no assurance that Phoenix will be able to do so or that intense competition for such companies will not develop among certain of Phoenix's competitors. Additionally, although acquisitions will be made with the intent of enhancing Phoenix's long-term profitability, they may negatively impact Phoenix's operating results, particularly during the periods immediately following the acquisition. To fund acquisitions, Phoenix may incur additional indebtedness to banks and other financial institutions and may issue, in public or private transactions, equity and debt securities. If additional funds are raised by issuing equity securities, substantial dilution to Phoenix stockholders may result. The availability and terms of any such financing will depend on market and other conditions, and there can be no assurance that such additional financing will be available on terms acceptable to Phoenix, if at all.

       Need to Successfully Integrate Mergers and Acquisitions. Phoenix must be able to rapidly and effectively integrate the businesses of merged and acquired ("acquired") companies with its own in order to successfully implement
its business strategy.   The successful integration of acquired businesses is
dependent on a number of factors, including minimizing the costs of assimilating the operations and personnel of the acquired business with Phoenix's, minimizing customer attrition following the acquisition, avoiding disruption of Phoenix's ongoing business, including the distraction of management from day-to-day operations, maximizing the potential of any acquired products or services, eliminating duplicative costs and maintaining uniform standards, controls, procedures and policies. Phoenix will be required to assess and manage the obligations of acquired companies, including contingent liabilities which may be difficult to quantify. The management information systems ("MIS systems"), including the billing systems, of the acquired companies may be different from those of Phoenix's, may be subject to existing contracts with third party providers and typically must be integrated into Phoenix's. To the extent Phoenix acquires businesses in which its management has no prior experience, Phoenix may be dependent on the management of the acquired business.





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       Management of Rapid Growth.  Phoenix's strategy to merge with US One and to grow through additional acquisitions and enter new markets will place additional demands upon Phoenix's management and its customer service, sales, marketing and administrative resources. The growth of Phoenix will result in an increased level of responsibility for both existing and new management personnel. Phoenix will be required to implement and improve its operating and financial systems and controls and to attract, retain, train and manage new employees. Phoenix's management will be required to manage the day-to-day operations of Phoenix's current long distance service and, if the Merger is consummated, of US One's current businesses, while pursuing possible acquisitions and developing and introducing new products and services. If Phoenix is unable to meet the demands of expected growth, its operations and financial condition could be materially adversely affected.

       Ability to Successfully Implement New Billing and Customer Care Platform. Primarily as a result of previous acquisitions, Phoenix currently uses seven distinct billing systems. In addition, it is likely that any businesses acquired pursuant to Phoenix's acquisition strategy will also have partially or completely distinct billing systems. Phoenix is in the process of implementing a new billing and customer care platform (the "New Billing and Customer Care Platform") to replace the existing billing systems, and expenditures to complete the migration to the New Billing and Customer Care Platform are expected to be approximately $1.0 million in 1997. The New Billing and Customer Care Platform is fully installed and in the process of being tested. Certain of Phoenix's customers are presently receiving their bills from the New Billing and Customer Care Platform, and the rest of Phoenix's customers are expected to be phased onto the New Billing and Customer Care Platform during 1997. There can be no assurance that the New Billing and Customer Care Platform will be fully operational when anticipated or will operate as expected, and any difficulties in operating the New Billing and Customer Care Platform or integrating MIS systems could adversely affect Phoenix's ability to generate timely billing information and management reports.

        Dependence on Independent Distributors. Like many other companies in the telecommunications industry, Phoenix relies on independent distributors for a significant percentage of its new business sales. While Phoenix devotes significant resources on training and building relationships with these distributors, they are independent contractors who, in some instances, also do business with other telecommunications providers. Phoenix has only a limited degree of control over the operations of these distributors and adherence by the distributors to Company policies and procedures.

       Reliance on Switching Service Providers; Risks Associated with Network Deployment. A key component of Phoenix's business strategy has been to lower its line costs by deploying and loading the Network as an alternative to purchasing bulk capacity from facilities-based carriers on a bundled basis. If the Merger is consummated, Phoenix will own most or all of the switching equipment necessary to fulfill its switching needs, and the Network will include such owned switches. Until the Merger is consummated, and for the foreseeable future if the Merger is not consummated, Phoenix will be reliant on switching service providers to lease switching capacity to the Company.
Phoenix has entered into agreements with US One and another company for the use of their long distance switches, only some of which have been deployed to date.

       In order to maximize the benefits of its Network strategy, Phoenix needs to maximize the amount of long distance calls transmitted on its Network and decrease the amount of long distance calls transmitted on the networks of third-party carriers. Management of Phoenix has estimated, without third party confirmation, that substantial cost savings can be achieved as a result of moving call traffic onto the Network (i.e., routed by at least one Company-controlled switch) ("On-Network") from being handled solely by third-party
carriers off of the Network ("Off-Network").   Management's estimates make
certain assumptions as to general industry and business conditions, many of which are beyond the control of Phoenix. There can be no assurance that such cost savings will be realized or that unforeseen costs and expenses or other factors will not offset the cost savings in whole or in part.

       Moreover, if the Merger is consummated, Phoenix's line costs will be dependent on the total volume of traffic it is able to place on the Network, as the operating costs of the Network will be charged based upon the Company's minutes of use. If the Company is not able to generate sufficient traffic volume, either internally or through resale of wholesale products, the Company's operating results and competitive position may deteriorate. There can be no assurance that the Company will be able to adequately load the Network to achieve the anticipated cost savings.





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       Historically, Phoenix has provided long distance services to small businesses by purchasing bulk-rate capacity from third-party carriers and transmitting its customers' long distance calls over those carriers' networks. The success of Phoenix's strategy of deploying its own Network will be dependent on the ability of management of Phoenix to deploy and load the Network. Phoenix has had more than eight years of experience in operating owned switches, but, prior to July 1996, Phoenix had no previous experience in operating switches such as those being deployed by US One, either on a leased or owned basis. Under the Company's agreement with US One, US One is obligated to supply Phoenix with network design engineering assistance and consultation, but this obligation terminates in April 1998.

       Phoenix's Network strategy is based upon third-party agreements with Comdisco and, until the Merger is consummated, and if the Merger is not consummated, with US One.

       As of April 25, 1997, US One had installed eight switches over which the Company is transmitting call traffic. Recently, US One has sought investors or strategic partners to provide capital to complete the build-out of its national switching and local dial tone service facilities. In order to conserve cash and focus on its immediate strategic goal of implementing local dial tone service, US One recently reduced its work force.

       If the Merger is not consummated, or if the Company is not able to raise additional operating capital following the Merger, the Company may be unable to secure switching services at attractive prices in the markets in which such services would be most beneficial to it, and the Company may be forced to delay implementation of, or to modify, its Network strategy. There can be no assurance that the Company will be able to secure switching services at attractive prices in additional markets, or that the Company will be able to accomplish its Network strategy so as to achieve the anticipated benefits therefrom.

       Further, US One experienced service difficulties in the initial phase of the service cut over coincident with the transfer of long distance traffic from Phoenix's switch to US One's switch in Denver. US One has stated that these service difficulties arose principally as a result of US One's use of a newly designed switch configuration and newly designed software. Because Phoenix's long distance traffic originating in Denver could not be transferred in phases to the US One switch, all of Phoenix's long distance traffic originating in Denver had to be transferred all at once from Phoenix's Colorado Springs switch to the US One Denver switch. In the two months following the cut over, Phoenix lost approximately 14% of its customers in the Denver area, which included both regular attrition and cut over-related difficulties. On the basis of subsequent switch implementations by US One, the Company believes that the risks of future service difficulties similar to those encountered with the Denver switch are remote. However, there can be no assurance that similar service difficulties will not arise in connection with future switch deployments, or that any such service difficulties would not result in a loss of customers. In addition, although US One has eight switches installed and currently in use, certain of the planned services (including inbound 800 and dedicated lines services) are not yet available on all of such switches.
Delays in the provision of these services by US One could delay potential cost savings to Phoenix of using US One switches.

       The Comdisco transmission lines are leased from other transmission providers and are currently in place. Under the Company's Agreement with Comdisco, Comdisco has the right to increase its monthly fees to Phoenix, upon 30 days' notice, due to any increase in the rates charged to Comdisco by the underlying carriers from whom it leases transmission lines, provided that Comdisco may not increase its aggregate fees to Phoenix by more than 10% per year for the first two years of the term of the agreement. Although Phoenix intends to utilize Comdisco's fixed-cost inter-machine trunk transmission lines ("IMTs") to interconnect a substantial number of its owned and/or leased switches, there can be no assurance that capacity will be available on Comdisco's IMTs. Although Phoenix believes that IMTs will continue to be available from other sources, there can be no assurance that such IMTs will be available at prices comparable to those available from Comdisco.

       Ability to Successfully Develop New Products and Enter New Markets. Phoenix believes that offering a full range of telecommunications products and services will be crucial for it to remain competitive and attract and retain customers. Phoenix's strategy includes offering local dial tone service, either utilizing its own capabilities if the Merger is consummated, or reselling the wholesale dial tone product of a switching service provider or other outside vendor.





                                      S-6
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In either event, local dial tone service is an area in which Phoenix has no experience. The costs of providing such service and the related increased customer service support and marketing costs could be substantial.

       Phoenix is also seeking to increase the number of residential customers it serves in the long distance market in order to optimize the use of its Network. Residential customers have historically accounted for less than 5% of Phoenix's revenues. Attrition rates for residential customers in the long distance industry are substantially higher than attrition rates for business customers.

       In addition, in pursuing its acquisition strategy Phoenix may acquire companies with lines of businesses in which Phoenix has no experience. Entry into new markets entails risks associated with the state of the market, competition from companies in those markets and increased selling and marketing expenses. There can be no assurance that Phoenix's new products or services will improve its operating results.

       Dependence on Service Providers. Presently, approximately 85% of the long distance calls made by Phoenix's customers are transmitted entirely or partially on the networks of facilities-based carriers that compete with Phoenix, including LDDS/WorldCom, Sprint and Frontier. Until Phoenix's Network is fully deployed and loaded, and even thereafter with respect to at least 10% of Phoenix's customer traffic which is expected to remain Off-Network and a portion of Phoenix's On-Network traffic that is terminated through the networks of vendor carriers, Phoenix will be dependent on its ability to obtain bulk-rate long distance transmission capacity from such vendor carriers on a cost-effective basis. Phoenix is vulnerable to changes in its arrangements with such carriers, such as price increases and service cancellations. Phoenix's current agreement with Sprint expires in September 1998 and requires Phoenix to pay minimum usage fees of $20 million during the term of the contract, of which at least $12 million must be spent in the first twelve months of the contract. Phoenix's current agreement with LDDS/WorldCom, which became effective in August 1996 and expires in May 1999, obligates Phoenix to pay minimum usage fees of $15 million, $12 million and $9 million, respectively, during each of the first three six-month periods of the agreement and $12 million during the 12-month period commencing February 1998. Phoenix's current agreement with Frontier expires in March 1998 and requires Phoenix to pay minimum monthly usage fees of $1 million for domestic calls (before discounts) and $200,000 for international calls (after discounts). Phoenix has in certain instances in the past failed to place calling traffic on the networks of vendor carriers sufficient to meet minimum usage requirements. However, in all instances to date where Phoenix has missed a minimum usage requirement and such miss resulted in an obligation to pay a material sum to a vendor carrier, the vendor carrier has waived the obligation or Phoenix has been reimbursed by a third party for the amount of such material sum. Although Phoenix expects to be able to meet its minimum usage requirements going forward, the minimum usage requirements may, depending upon traffic volume, reduce the benefit to Phoenix of the availability of the Network until the minimum requirements decrease per the terms of the agreements or the agreements expire.

       Phoenix is dependent on its facilities-based carriers and other vendors to provide it promptly with the detailed information on which Phoenix bases customer billings. Any failure of such carriers or vendors to provide accurate information on a timely basis could have a material adverse effect on Phoenix's ability to recover charges from its customers.

       Customer Attrition. The long distance industry is characterized by a high level of customer attrition. Customer attrition is measured by the number of customers who utilize Phoenix's service in a given month and do not utilize Phoenix's services in the next succeeding month. Phoenix believes its attrition rate is comparable to the attrition rates of long distance providers of comparable size. Attrition in the long distance telecommunications industry is generally attributable to a number of factors, including (i) marketing initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs, and the issuance of cash and other forms of customer "win back" initiatives and other customer acquisition programs and (ii) termination of service for non-payment. As Phoenix acquires residential customers both for long distance and future local dial tone service, Phoenix's customer attrition rate is likely to increase. An increase in Phoenix's customer attrition rate could have a material adverse effect on Phoenix's business, financial condition and results of operations.





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       Regulatory and Legislative Uncertainty.  Federal and state regulations, regulatory actions and court decisions have had, and may have in the future, both positive and negative effects on Phoenix and its ability to compete. Phoenix is subject to regulation by the Federal Communications Commission (the "FCC") and by various state Public Utilities Commissions ("PUCs") as a nondominant IXC. Phoenix is required to file tariffs or obtain other approvals in most of the states in which it operates. The large majority of states require long distance service providers to apply for authority to provide telecommunications services and to make filings regarding their activities. Neither the FCC nor the state PUCs currently regulate Phoenix's profit levels, but they often reserve the authority to do so. There can be no assurance that future regulatory, judicial and legislative changes or other activities will not have a material adverse effect on Phoenix or that regulators or third parties will not raise material issues with regard to Phoenix's compliance with applicable laws and regulations.

       Phoenix has historically been required to file tariffs specifying the rates, terms and conditions of its interstate and international services with the FCC. On October 31, 1996, the FCC released an order which, among other things, requires all nondominant IXCs to cancel their currently-filed tariffs for interstate domestic services within nine months of the effective date of the order and prohibits such tariff filings in the future. Although information regarding the larger carriers' rate plans is expected to continue to be available through other means, the elimination of the tariff requirement may make Phoenix's pricing policies more difficult to benchmark against the rates of the larger IXCs. Additionally, the elimination of tariff filings may result in the need for Phoenix to formulate and execute bilateral agreements with its customers, give notice to customers of any change in rates, terms and conditions of service, and otherwise increase administrative costs. The absence of an FCC tariff filing requirement may also result in consumers being able to pursue remedies for disputes under state consumer protection and contract laws in a manner currently precluded by the FCC's "filed-rate" doctrine.

       On October 15, 1996, a Federal appeals court issued a stay of effectiveness of certain regulations adopted by the FCC in August 1996 regarding the prices that an incumbent LEC may charge incoming competitors for interconnection, unbundled access to network elements, and resale of LEC services. The stay had been sought by RBOCs, GTE and state regulatory commissions as part of ongoing litigation challenging the regulations issued by the FCC pursuant to the 1996 Act to implement competition in local exchange markets. The stay will remain in effect until the case is decided by the court, probably sometime in 1997. The effect of the stay is to create an ambiguity of authority and further regulatory uncertainty concerning the rules that will apply to the pricing policies of the incumbent LECs. In the absence of effective FCC rules, the state PUCs, through the details of their implementation of competition in their local exchange markets, may produce results that are inconsistent with the FCC's uniform national model. Phoenix cannot predict the impact of this litigation on its plans to offer its own or resold local dial tone service, or what further actions the FCC may take in response to the ultimate outcome of the case.

       Technological Change. The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. Phoenix believes that its future success will depend on its ability to anticipate such changes and to offer market responsive services that meet these evolving industry standards on a timely basis. The effect of technological change upon Phoenix's business cannot be predicted and there can be no assurance that Phoenix will have sufficient resources to make the investments necessary to acquire new technology or to introduce new services to satisfy an expanded range of customer needs.

       Dependence on Key Personnel. Phoenix believes that its success depends, to a significant extent, on the efforts and abilities of its senior management. Among others, the loss of Wallace M. Hammond, Phoenix's President and Chief Executive Officer or Jon Beizer, Phoenix's Senior Vice President and Chief Financial Officer, could have a material adverse effect on Phoenix. Phoenix intends to announce in the next 60 days that it is naming a new Vice President of Sales and Marketing, and the Company may interview candidates for a new position of Chief Operating Officer. Phoenix believes that its success will depend in large part upon its ability to attract, retain and motivate skilled employees and other senior management personnel. Although Phoenix expects to continue to attract sufficient numbers of such persons for the foreseeable future, there can be no assurance that Phoenix will be able to do so. In addition, because Phoenix may acquire one or more businesses in the future, Phoenix's success will be in part dependent upon its ability to retain and integrate into its own operations personnel from acquired entities who are necessary to the





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continued success or successful integration of the acquired business.

       Transactions with Related Parties; Potential Conflicts of Interest. Until mid-April 1997, Messrs. Max E. Thornhill and David Singleton were directors of both Phoenix and US One. Messrs. Thornhill and Singleton have resigned from the Board of Directors of US One, but continue to own stock in both companies. As a result, certain conflicts of interest may arise in the future in connection with the implementation of Phoenix's agreements with US One and the negotiation of any new agreements, including definitive agreements for the Merger, between Phoenix and US One.

       Control by Officers and Directors. As of December 31, 1996, Phoenix's executive officers and directors beneficially owned or controlled approximately 25.6% of the outstanding shares of Phoenix's Common Stock, on a fully diluted basis (assuming full conversion of preferred stock). The votes represented by the shares beneficially owned or controlled by Phoenix's executive officers and directors could, if they were cast together, potentially control the election of a majority of Phoenix's directors and the outcome of most corporate actions requiring stockholder approval.

       Investors who purchase Phoenix's Common Stock may be subject to certain risks due to the concentrated ownership of Phoenix's Common Stock. Such risks include: (i) the shares beneficially owned or controlled by Phoenix's executive officers and directors could, if they were cast together, approve, delay, defer or prevent a change in control of Phoenix, such as an unsolicited takeover, which might be beneficial to the stockholders, and (ii) due to the substantial ownership or control of outstanding shares by Phoenix's executive officers and directors and the potential adverse impact of such substantial ownership or control on a change in control of Phoenix, it is less likely that the prevailing market price of the outstanding shares of Phoenix's Common Stock will reflect a "premium for control" than would be the case if ownership of the outstanding shares were less concentrated.

       Market Overhang. As part of this offering, the Selling Stockholders may sell up to 1,509,833 Shares, which represents approximately 6.9% of Phoenix's total outstanding shares of Common Stock. Although 1,492,500 of the Shares are presently outstanding, the registration of these shares will have the immediate effect of increasing the public float of Phoenix's stock. Such increase may cause the market price of Phoenix's Common Stock to decline or fluctuate significantly.





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